[ABNH COMPANY LOGO]

                                             January 19, 1999

              AMERICAN BANK NOTE HOLOGRAPHICS TO RESTATE REVENUES
            AND NET INCOME FOR THE SECOND AND THIRD QUARTERS OF 1998

            COMPANY EXPECTS FOURTH QUARTER REVENUE AND NET INCOME TO
                                    DECLINE

     American Bank Note Holographics (NYSE-ABH) announced today that its Audit Committee has retained Kramer Levin Natfalis & Frankel LLP, as special legal counsel, and Deloitte & Touche LLP, its auditors, to investigate certain transactions during the second and third quarters of 1998 which resulted in the inappropriate recognition of revenue during such quarters.

     Based upon currently available information resulting from the in-progress 1998 audit of the Company's financial statements, sales and net income of the Company have been over-stated for the second and third quarters of 1998. These over-statements may be material and will require re-statements of the Company's finanical statements for such periods. Since the investigation is in a preliminary stage, the Company cannot estimate the amount of any adjustments or changes to its financial statements that will be required. Revised financial statements will be issued upon completion of the investigation. The Company indicated that the results of the investigation could impact future results of operations. Additionally, based on available information, the Company expects that revenues and net income for the fourth quarter of 1998 will be significantly lower than that of the fourth quarter of 1997.

     Morris Weissman, Chairman and CEO said "While I am extremely disappointed regarding these events, we are committed to performing a complete investigation as quickly as possible. Our financial condition is strong, and we are confident regarding the Company's future."

American Bank Note Holographics News Release                          Page 2
January 19, 1999

     American Bank Note Holographics is a world leader in the origination, production, and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications, such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.

Certain matters discussed in this press release contain forward looking statements that involve risk and uncertainties including but not limited to future revenues, earnings prospects and the Company's ability to execute its business plan. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exhchange Commission.

                                 #### #### ####


CONTACT:
AMERICAN BANK HOLOGRAPHICS      -or-           MEDIA AND INVESTOR
Morris Weissman, Chairman                      RELATIONS COUNSEL
(212) 593-5700                                 Robinson Lerer & Montgomery
                                               Walter Montgomery (212)484-6721